Exhibit 99.1

Ansys Names Rachel Pyles As Chief Financial Officer

Finance veteran replaces Nicole Anasenes, who will depart company in June

PITTSBURGH, PA, February 20, 2024 – Ansys (NASDAQ: ANSS) announced today that finance veteran Rachel Pyles will become the company’s new chief financial officer, effective February 22, 2024. Pyles replaces Nicole Anasenes, who previously announced her planned departure from Ansys to focus on advisory and board work. Anasenes will remain with the company as a strategic adviser until June 2024 to ensure a smooth transition.

Pyles joined Ansys in early 2023 as the vice president of strategic finance, running financial planning and analysis (FP&A) for the company. Prior to Ansys, she served in a number of finance, transformation, and leadership roles at FIS, Worldpay, and Vantiv.

“Rachel is a proven finance leader who, since joining Ansys, has significantly improved our operations by evolving our financial support function to support our rapid growth,” said Ajei Gopal, Ansys president and CEO. “With her expertise in corporate finance, FP&A and mergers and acquisitions, Rachel has the right blend of experience and skills to ensure our financial foundation remains strong while leading our transition as we plan to combine with Synopsys next year.”

“Ansys is an exceptional company with a strong track record thanks to our deep and broad product portfolio and our longstanding customer relationships,” Pyles said. “I am excited and honored to take on these new responsibilities as chief financial officer for this dynamic company. We have a great team that will help to drive strong financial and operational execution.”

/ About Ansys

Our Mission: Powering Innovation that Drives Human Advancement™

When visionary companies need to know how their world-changing ideas will perform, they close the gap between design and reality with Ansys simulation. For more than 50 years, Ansys software has enabled innovators across industries to push boundaries by using the predictive power of simulation. From sustainable transportation to advanced semiconductors, from satellite systems to life-saving medical devices, the next great leaps in human advancement will be powered by Ansys.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

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/ Contacts

Media	Mary Kate Joyce
724.820.4368 marykate.joyce@ansys.com

Investors	Kelsey DeBriyn
724.820.3927 kelsey.debriyn@ansys.com